Exhibit 10.1

AMENDMENT NO. 1 TO INVESTMENT MANAGEMENT TRUST AGREEMENT

THIS AMENDMENT NO. 1 TO THE INVESTMENT MANAGEMENT TRUST AGREEMENT (this “Amendment”) is made as of May 25, 2023, by and between Fifth Wall Acquisition Corp. III, a Cayman Islands exempted company (the “Company”), and Continental Stock Transfer & Trust Company, a New York corporation (the “Trustee”). Capitalized terms contained in this Amendment, but not specifically defined in this Amendment, shall have the meanings ascribed to such terms in the Original Agreement (as defined below).

WHEREAS, on May 27, 2021, the Company consummated (a) its initial public offering of Class A ordinary shares of the Company, par value $0.0001 per share (the “Public Shares” and such initial public offering hereinafter referred to as the “Offering”) and (b) a private placement of 907,000 Class A Ordinary Shares, at a price of $10.00 per share (the “Private Placement Shares”);

WHEREAS, the proceeds from the Offering, together with certain of the proceeds from the Private Placement, totaling $275,000,000 in the aggregate, were delivered to the Trustee to be deposited and held in the segregated Trust Account located in the United States for the benefit of the Company and the holders of Public Shares issued in the Offering pursuant to the Investment Management Trust Agreement made effective as of May 24, 2021, by and between the Company and the Trustee (the “Original Agreement”); and

WHEREAS, the parties desire to amend the Original Agreement to, among other things, reflect the amendment to the Original Agreement contemplated by the Trust Amendment.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1.    Amendments to Trust Agreement

(a)    Section 1(c) of the Original Agreement is hereby amended and restated to read in its entirety as follows:

“1.     Agreements and Covenants of Trustee. The Trustee hereby agrees and covenants to:

(c) In a timely manner, upon the written instruction of the Company, i) hold funds uninvested, ii) hold funds in an interest-bearing bank demand deposit account, or iii) invest and reinvest the Property in solely United States government securities within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended, having a maturity of 185 days or less, or in money market funds meeting the conditions of paragraphs (d)(1), (d)(2), (d)(3) and (d)(4) of Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended (or any successor rule), which invest only in direct U.S. government treasury obligations, as determined by the Company; the Trustee may not invest in any other securities or assets, it being understood that the Trust Account will earn no interest while account funds are uninvested awaiting the Company’s instructions hereunder and while invested or uninvested, the Trustee may earn bank credits or other consideration.”

2.    Miscellaneous Provisions.

(a)    Entire Agreement. The Original Agreement, as modified by this Amendment, constitutes the entire understanding of the parties and supersedes all prior agreements, understandings, arrangements, promises and commitments, whether written or oral, express or implied, relating to the subject matter hereof, and all such prior agreements, understandings, arrangements, promises and commitments are hereby canceled and terminated.

Signatures on following page.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

CONTINENTAL STOCK TRANSFER AND TRUST COMPANY, as Trustee

By:	/s/ Francis Wolf

Name:	Francis Wolf

Title:	Vice President

FIFTH WALL ACQUISITION CORP. III

By:	/s/ Andriy Mykhaylovskyy

Name:	Andriy Mykhaylovskyy

Title:	Chief Financial Officer